Exhibit 99.1

Covetrus Announces Financial Results for First Quarter of 2022

•First quarter 2022 net sales of $1.15 billion, an increase of 4% year-over-year; GAAP net loss attributable to Covetrus of $(2) million
◦Non-GAAP organic net sales growth of 6% year-over-year
◦Non-GAAP adjusted EBITDA increased 11% year-over-year to $63 million

•Full-year 2022 non-GAAP organic net sales and adjusted EBITDA guidance remains unchanged
◦Non-GAAP organic net sales growth guidance of 7% to 8%
◦Non-GAAP adjusted EBITDA guidance in the range of $270 million to $280 million

PORTLAND, Maine -- May 5, 2022 — Covetrus® (Nasdaq: CVET), a global leader in animal-health technology and services, today announced financial results for the first quarter of 2022, which ended March 31, 2022.

“The first quarter represented a strong start to the year for Covetrus. We continued to drive momentum in our strategic growth drivers, progressed our technology roadmap forward and delivered against our financial commitments,” said Ben Wolin, Covetrus president and CEO. “With a record number of software enhancements and new product launches coming to market this year, including Pulse, we stand to significantly strengthen our value proposition to our customers, pet owners and manufacturer partners alike. We are well-positioned to drive continued growth and accelerate our market opportunity in what remains an attractive, but dynamic end-market."

Summary Operating Results (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2022	March 31, 2021
Net sales	$1,148	$1,102
Income (loss) before taxes	$1	$(12)
Net income (loss) attributable to Covetrus	$(2)	$(16)
Diluted earnings (loss) per share (EPS)	$(0.02)	$(0.11)

Non-GAAP Measures: (a)
Organic net sales growth	6%
Non-GAAP Adjusted EBITDA	$63	$57
Non-GAAP Adjusted net income attributable to Covetrus	$35	$29
(a) Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this release.

First Quarter 2022 Results

Exhibit 99.1

Net sales for the first quarter of 2022 were $1.15 billion, an increase of 4% compared to the first quarter of 2021. Non-GAAP organic net sales growth, which adjusts for changes in foreign exchange and the impact of mergers, acquisitions and divestiture activity, was 6% year-over-year, reflecting healthy end-market growth across many of the Company's markets as well as continued strength in prescription management in North America. These positive trends were partially offset by the lingering impact from the previously disclosed challenges in the Company's U.K. business in Europe, which negatively impacted consolidated non-GAAP organic net sales growth by approximately 200 basis points year-over-year.
Net loss attributable to Covetrus in the first quarter of 2022 was $(2) million, or a loss of $(0.02) per diluted share, which compared to net loss attributable to Covetrus in the first quarter of 2021 of $(16) million, or $(0.11) per diluted share. The improvement in net loss was driven primarily by a $15 million increase in gross profit year-over-year and a $2 million decrease in interest expense, which more than offset a $6 million increase in selling, general and administrative expenses year-over-year.

Non-GAAP adjusted EBITDA was $63 million for the first quarter of 2022 versus $57 million in the prior year period. The 11% year-over-year increase reflects double-digit growth in North America, including strong performance in prescription management, and a decline in Corporate expenses, which offset a $2 million negative impact from the recent strengthening of the U.S. dollar and the previously disclosed headwinds in the U.K. which continue to impact Europe segment performance. Non-GAAP adjusted EBITDA margin was 5.5% for the first quarter of 2022, an increase of 30 basis points year-over-year.

Non-GAAP adjusted net income attributable to Covetrus was $35 million for the first quarter of 2022, which compared to $29 million in the prior year period, driven by the same factors impacting non-GAAP adjusted EBITDA discussed above and a decrease in interest expense year-over-year.

First Quarter 2022 Segment Financial Highlights

The Company’s operations are organized and reported by geography -- North America, Europe, and APAC & Emerging Markets.

North America

North America segment net sales for the first quarter ended March 31, 2022 of $696 million increased 10% compared to the same period of the prior year, including supply chain growth of 7% and prescription management growth of 24%. Non-GAAP organic net sales growth was 9% year-over-year.

North America segment adjusted EBITDA for the first quarter ended March 31, 2022 was $57 million, an increase of 10% compared to the same period of the prior year, reflecting strong growth in prescription management profitability, which more than doubled year-over-year, and increased penetration of the Company's proprietary products, which offset higher logistics costs and certain inventory challenges in supply chain and investments in software services to support upcoming product launches. North America segment adjusted EBITDA margin was 8.2% for the first quarter of 2022, unchanged year-over-year.

Europe

Europe segment net sales for the first quarter ended March 31, 2022 of $344 million decreased (5)% compared to the same period of the prior year. On a non-GAAP organic basis, net sales were flat compared to the same period of the prior year. Growth in the Company's businesses in Netherlands, Poland, Romania, and Germany offset previously disclosed challenges in the U.K.

Exhibit 99.1

Europe segment adjusted EBITDA for the first quarter ended March 31, 2022 was $18 million, a decrease of (14)% compared to the same period of the prior year. This includes a $1 million decline in the Company's U.K. business and another $1 million negative impact from the recent strengthening of the U.S. dollar. Europe segment adjusted EBITDA margin was 5.2% for the first quarter of 2022, a decrease of 60 basis points year-over-year, against a challenging year-over-year comparison in proprietary brands, with the prior year period benefiting from product launches into new geographies.

APAC & Emerging Markets

APAC & Emerging Markets segment net sales for the first quarter ended March 31, 2022 of $112 million remained constant compared to the same period of the prior year. Non-GAAP organic net sales growth was 4% compared to the same period of the prior year. Strong growth in Brazil and New Zealand offset more modest growth rates in Australia as a result of supply chain-related disruptions in certain product categories and the negative end-market impact from recent floods.

APAC & Emerging Markets segment adjusted EBITDA for the first quarter ended March 31, 2022 of $10 million remained constant compared to the same period of the prior year, with $1 million in organic growth offset by a $1 million negative impact from the recent strengthening of the U.S. dollar. APAC & Emerging Markets segment adjusted EBITDA margin was 8.9% for the first quarter of 2022, which remained unchanged year-over-year.

Financial Position and Liquidity

Covetrus used $(33) million of net cash from operating activities during the quarter ended March 31, 2022 as compared to $(57) million during the prior year period. Free cash flow, a non-GAAP financial measure that is defined as cash flow from operating activities less purchases of property, equipment and software, was $(44) million during the quarter ended March 31, 2022 as compared to $(72) million in the prior year period. The $28 million year-over-year improvement in non-GAAP free cash flow primarily reflects higher operating earnings, improved net working capital, and reduced capital expenditures.

As of March 31, 2022, the Company had $117 million in cash and cash equivalents, $1.05 billion in term loan debt, and no borrowings outstanding on its $300 million revolving credit facility. The Company ended the first quarter with $415 million in liquidity, comprised of cash and cash equivalents and availability under the Company's revolving credit facility, and was in compliance with the covenants in its credit agreement as of March 31, 2022.

2022 Financial Guidance

Covetrus’ full-year 2022 financial guidance remains unchanged and is as follows:

•Organic net sales growth, a non-GAAP financial metric, of 7% to 8%.
•Adjusted EBITDA, a non-GAAP financial metric, of $270 million to $280 million, or 11% to 15% year-over-year growth.

The Company has not reconciled its non-GAAP organic net sales growth guidance because the extent to which certain items would be expected to impact GAAP measures but would not impact non-GAAP measures cannot be predicted with a reasonable degree of certainty, including the effect of acquisitions, divestitures, and the foreign exchange fluctuations, and accordingly the reconciliation is not available without unreasonable efforts. The Company has also not reconciled its non-GAAP adjusted EBITDA

Exhibit 99.1

guidance to GAAP net income because the reconciling items between such GAAP and non-GAAP financial measures, including share-based compensation expense, separation program costs, and other special items, cannot be reasonably predicted due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact, and the periods in which the non-GAAP adjustments may be recognized. Accordingly, such reconciliation is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see the section titled Reconciliation of Non-GAAP Financial Measures for the reconciliations of GAAP financial measures to non-GAAP financial measures.

Conference Call

The Company will host a conference call to discuss these results and recent business trends at 4:30 p.m. ET on May 5, 2022. Participating in the conference call will be:

•Benjamin Wolin, president and chief executive officer
•Matthew Foulston, executive vice president and chief financial officer

To access the live webcast and the accompanying slide presentation, individuals can visit the Investor Relations page of the Covetrus website: https://ir.covetrus.com/investors/events-and-presentations. An archived edition of the earnings conference call will also be posted on the Covetrus website later that day and will remain available to interested parties via the same link for one year.

The conference call can also be accessed by dialing 866-789-2492 for U.S./Canada participants, or 409-937-8901 for international participants, and referencing conference ID 3277346. A replay of the conference call will be available for two weeks through May 19, 2022 by dialing 855-859-2056 or 404-537-3406. The replay conference ID is 3277346.

Upcoming Investor Events

Covetrus management will be attending the following investor conference during June:

•Stifel Jaws and Paws Conference on Wednesday, June 1, 2022

Audio webcasts will be available live and archived on the Company’s Investor Relations website at https://ir.covetrus.com/investors/events-and-presentations. A complete listing of upcoming events for the investment community is available on the Company’s Investor Relations website.

About Covetrus
Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,700 employees serving over 100,000 customers around the globe. For more information about Covetrus visit https://covetrus.com/.

Exhibit 99.1

Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may, in some cases use terms such as "predicts," "believes," "potential," "continue,"
"anticipates," "estimates," "expects," "plans," "intends," "may," "could," "might," "likely," "will,"
"should," or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the potential for political, social, or economic unrest, terrorism, hostilities or war, including war between Russia and Ukraine and the potential impact of financial and economic sanctions on the regional and global economy; the impact of inflationary effects on the company, the effect of health epidemics, including the COVID-19 pandemic, on our business and the success of any measures we have taken or may take in the future in response thereto, including compliance with prolonged measures to contain the spread of COVID-19 which may impact our ability to continue operations at our distribution centers and pharmacies; the ability to achieve performance targets, including managing our growth effectively; the ability to launch new products; the ability to successfully integrate acquisitions, operations and employees; the ability to continue to execute on our strategic plan; the ability to attract and retain key personnel; the ability to manage relationships with our supplier and distributor network, including negotiating acceptable pricing and other terms with these partners; the ability to attract and retain customers in a price sensitive environment; the ability to maintain quality standards in our technology product offerings as well as associated customer service interactions to minimize loss of existing Customers and attract new Customers; access to financial markets along with changes in interest rates and foreign currency exchange rates; changes in the legislative landscape in which we operate, including potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by the third-parties we are dependent upon for supply and distribution; the impact of litigation; the impact of accounting pronouncements, seasonality of our business, leases, expenses, interest expense, and debt; sufficiency of cash and access to liquidity; cybersecurity risks, including risk associated with our dependence on third party service providers as a large portion of our workforce is working from home; and those additional risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed on February 28, 2022. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Covetrus® and Pulse™ are trademarks of Covetrus, Inc.

Exhibit 99.1

COVETRUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$117	$183
Accounts receivable, net of allowance of $4 and $4	538	480
Inventories, net	630	583
Other receivables	89	75
Prepaid expenses and other	43	30
Total current assets	1,417	1,351
Non-current assets:
Property and equipment, net of accumulated depreciation of $142 and $135	147	144
Operating lease right-of-use assets, net	138	137
Goodwill	1,267	1,247
Other intangibles, net of accumulated amortization of $479 and $451	414	439
Investments	48	49
Other non-current assets	39	43
Total assets	$3,470	$3,410
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$507	$442
Current maturities of long-term debt and other borrowings	52	32
Accrued payroll and related liabilities	52	63
Accrued taxes	19	24
Accrued expenses and other current liabilities	132	137
Total current liabilities	762	698
Non-current liabilities:
Long-term debt and other borrowings, net	995	1,014
Deferred income taxes	12	13
Other liabilities	151	151
Total liabilities	1,920	1,876
Commitments and contingencies
Mezzanine equity:
Redeemable non-controlling interests	22	23
Shareholders' equity:
Common stock	1	1
Accumulated other comprehensive loss	(81)	(79)
Additional paid-in capital	2,691	2,670
Accumulated deficit	(1,083)	(1,081)
Total shareholders’ equity	1,528	1,511
Total liabilities, mezzanine equity, and shareholders’ equity	$3,470	$3,410
Common shares authorized, par value of $0.01	$675,000,000	$675,000,000
Common shares issued and outstanding	$139,143,360	$138,011,969

Exhibit 99.1

COVETRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
	(Unaudited)
Net sales	$1,148	$1,102
Cost of sales	923	892
Gross profit	225	210
Operating expenses:
Selling, general and administrative	219	213
Operating income (loss)	6	(3)
Other income (expense):
Interest expense, net	(7)	(9)
Other, net	2	—
Income (loss) before taxes	1	(12)
Income tax benefit (expense)	(3)	(4)
Net income (loss)	$(2)	$(16)
Net (income) loss attributable to non-controlling interests	—	—
Net income (loss) attributable to Covetrus	$(2)	$(16)

Earnings (loss) per share attributable to Covetrus:
Basic	$(0.02)	$(0.11)
Diluted	$(0.02)	$(0.11)
Weighted-average common shares outstanding:
Basic	138	136
Diluted	138	136

Exhibit 99.1

COVETRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions) (Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net income (loss)	$(2)	$(16)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	40	43
Amortization of right-of-use assets	8	3
Share-based compensation expense	13	11
Benefit for deferred income taxes	1	(3)
Amortization of debt issuance costs	1	1
Other	—	3
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(57)	(18)
Inventories, net	(44)	(33)
Other assets and liabilities	(43)	(49)
Accounts payable and accrued expenses	50	1
Net cash provided by (used for) operating activities	(33)	(57)
Cash flows from investing activities:
Investments in property, equipment, and software	(11)	(15)
Payments related to equity investments and business acquisitions, net of cash acquired	(18)	—
Net cash provided by (used for) investing activities	(29)	(15)
Cash flows from financing activities:
Proceeds from revolving line of credit	112	—
Repayment of revolving line of credit	(112)	—
Proceeds from share-based awards	2	1
Tax payments related to share-based awards	(4)	(3)
Payments related to the buy-out of non-controlling interests in subsidiaries of Covetrus	(3)	(1)
Net cash provided by (used for) financing activities	(5)	(3)
Effect of exchange rate changes on cash and cash equivalents	1	(4)
Net change in cash and cash equivalents	(66)	(79)
Cash and cash equivalents, beginning of period	183	290
Cash and cash equivalents, end of period	$117	$211

Supplemental disclosures of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$7	$3
Common stock issued in business acquisition	$10	$—

Exhibit 99.1

Segment Adjusted EBITDA

The Company provides adjusted EBITDA by segment as a supplemental measure to GAAP. Adjusted EBITDA by segment is among the primary metrics by which management evaluates the performance of the business. Adjusted EBITDA by segment has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations, including the impact of share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, certain IT infrastructure expenses necessary to establish ourselves as a newly public company, goodwill impairment charges, capital structure-related fees, equity method investment and non-consolidated affiliates, operating lease right-of-use asset impairments, the proportionate share of the adjustments to EBITDA of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%, managed exits from businesses we are exiting or closing, and other items, net. The Company does not allocate to its segments expenses managed at the corporate level, such as corporate wages and related benefits, corporate occupancy costs, professional services utilized at the corporate level, and non-recurring expenses. Other companies may not define or calculate adjusted EBITDA by segment in the same way; as a result, adjusted EBITDA by segment may not be comparable to similarly titled measures reported by other companies.

The following table summarize adjusted EBITDA by segment:

	Three Months Ended
(In millions)	March 31, 2022	% of Respective Net Sales	March 31, 2021	% of Respective Net Sales	$ Change	% Change
North America	$57	8.2%	$52	8.2%	$5	10%
Europe	18	5.2	21	5.8	(3)	(14)
APAC & Emerging Markets	10	8.9	10	8.9	—	—
Corporate	(22)	NM	(26)	NM	4	NM
Total Non-GAAP Adjusted EBITDA	$63	5.5%	$57	5.2%	$6	11%
Numbers in table may not foot or cross-foot due to rounding.

Reconciliation of Non-GAAP Financial Measures

In addition to the financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is providing certain non-GAAP financial measures (discussed below). Management uses these measures in the management of our business and believes that they are useful to investors in evaluating our ongoing operating results and trends.

The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Covetrus management believes that these non-GAAP financial measures provide useful additional information to investors and management regarding Covetrus’ results of operations as they provide another measure of Covetrus’ profitability and ability to service its debt, and are considered important to financial analysts covering Covetrus’ industry.

These non-GAAP financial measures have limitations as an analytic tool and should not be considered in isolation or as a substitute for net income or any other measure of financial performance reported in accordance with GAAP. Covetrus’ non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash

Exhibit 99.1

flows. When analyzing Covetrus’ performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Non-GAAP Organic Net Sales Growth and Segment Organic Net Sales (Unaudited)

Covetrus delivers products, software and technology-enabled services across the globe through three reportable segments: North America, Europe, and APAC & Emerging Markets.

Organic net sales growth is a non-GAAP measure that Covetrus uses to evaluate period-over-period financial performance. The Company believes this non-GAAP financial metric provides useful information to investors and management about the Company's operating results, enhances the overall understanding of past financial performance and future prospects and is a useful measure for period-to-period comparisons. Organic net sales growth excludes the impact of foreign exchange fluctuations, M&A and divestitures, which can impact year-over-year comparisons.

The following table summarize non-GAAP organic net sales growth for Covetrus and each reportable segment:

Non-GAAP Organic Net Sales (Unaudited)

	Three Months Ended
(In millions)	March 31, 2022	March 31, 2021	Y/Y Growth	% Change from FX	% Change from Mergers and Acquisitions	% Change from Divestitures	Non-GAAP Organic Net Sales Growth
Net sales:	$1,148	$1,102	4%	(2)%	1%	—%	6%
North America	696	635	10%	—%	—%	—%	9%
Europe	344	361	(5)%	(6)%	1%	—%	—%
APAC & Emerging Markets	112	112	—%	(4)%	—%	—%	4%
Eliminations	(4)	(6)	NM	—%	—%	—%	—%

Exhibit 99.1

Non-GAAP EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss)

EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP financial measures used to: (i) aid management and investors with year-over-year comparability, (ii) determine management performance under the Company’s compensation plans, (iii) plan and forecast, (iv) communicate the Company’s financial performance to its board of directors, shareholders, and investment analysts, and (v) understand the Company’s operating performance without regard to items we do not consider a component of the Company’s core ongoing operating performance. Such measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Non-GAAP adjusted EBITDA adjustments include share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, certain IT infrastructure expenses necessary to establish ourselves as a newly public company, goodwill impairment charges, capital structure-related fees, other impairments, the proportionate share of the adjustments of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%, and other income and expense items, net. Non-GAAP adjusted net income adjustments include the adjustments listed above along with amortization of intangible assets, and the tax effect of pretax items excluded from adjusted net income attributable to Covetrus is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.

A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income (loss) attributable to Covetrus, the most directly comparable GAAP financial measure, is as follows:

Reconciliation of Net Income (Loss) Attributable to Covetrus to Non-GAAP Adjusted EBITDA (Unaudited)
	Three Months Ended
(In millions)	March 31, 2022	March 31, 2021
Net income (loss) attributable to Covetrus	$(2)	$(16)
Plus: Depreciation and amortization	40	43
Plus: Interest expense, net	7	9
Plus: Income tax (benefit) expense	3	4
EBITDA	48	40
Plus: Share-based compensation	13	11
Plus: Strategic consulting	—	2
Plus: Transaction costs	1	1
Plus: Formation of Covetrus	—	2
Plus: Equity method investment and non-consolidated affiliates	1	1
Plus: Other impairments	—	1
Plus (less): Other items, net	—	(1)
Non-GAAP Adjusted EBITDA	63	57
Depreciation and amortization	(40)	(43)
Amortization of acquired intangibles	31	35
Interest expense, net	(7)	(9)
Non-GAAP Adjusted income before taxes	47	40
Adjusted income tax expense	(12)	(11)
Non-GAAP Adjusted net income attributable to Covetrus	$35	$29
Below is a listing of adjustments to EBITDA included in the reconciliation above for the three months ended March 31, 2022 and 2021:
Share-based compensation - Share-based compensation is a non-cash expense.

Exhibit 99.1

Strategic consulting - Related to third-party consulting services. Included within this line item are variable performance fees earned for services rendered under a third-party consulting agreement.
Transaction costs - Includes legal, accounting, tax, and other professional fees incurred in connection with contemplated and completed acquisitions and divestitures. The completion of acquisitions and divestitures is often dependent on factors that may be outside of our control and unrelated to us or to the continuing operations of the acquired or divested business. In addition, the amount of acquisition-related cost is generally driven by the complexity inherent in the transaction and may not necessarily indicate the future costs of the acquired business. Excluding transaction-related costs allows for a better comparison of our historical performance.
Formation of Covetrus - Includes professional and consulting fees, duplicative costs associated with transition service agreements, and other costs incurred in connection with the separation from Former Parent and establishing Covetrus as an independent public company.
Equity method investment and non-consolidated affiliates - Includes the proportionate share of the adjustments to EBITDA of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%.
Other impairments - Includes customer relationships intangible impairments as the asset groups were not recoverable due a significant reduction in cash flows.

Non-GAAP Free Cash Flow (Unaudited)

Free cash flow is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Free cash flow is the cash the Company generates through its operations, less the cost of expenditures on property and equipment. The Company believes that it is an important measurement since it shows how efficient a company is at generating cash.

Non-GAAP Free Cash Flow (Unaudited)	Three Months Ended
(In millions)	March 31, 2022	March 31, 2021
Net cash provided by (used for) operating activities	$(33)	$(57)
Less: Investments in property, equipment, and software	(11)	(15)
Non-GAAP Free cash flow	$(44)	$(72)

Investor Contact:
Nicholas Jansen
nicholas.jansen@covetrus.com
(207) 550-8106

Media Contact:
Mona Downey
mona.downey@covetrus.com